EXHIBIT 10.2

234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

March 20th 2007

Peter James Burns

4965 Country Club Way

Boulder, CO 80301

303 517-3374

Dear Peter:

Re: Employment– Senior Executive Vice President Sales and Marketing

I am pleased to offer you the position of Senior Executive Vice-President Sales and Marketing, for Jones Soda Co. The entire sales force will report to you including DSD (Direct Store Distribution), DTR (Direct to Retailer), and the Natural Food Channels and CSD (Concentrate) as well as the marketing department. This offer is subject to a background check and an aptitude test as per the company policy.

Your success in this role will be based on managing and increasing our existing business in all sales Channels, as well as growing our business. We are also expecting that you review and evaluate our current sales team, so that they can benefit from your skill and expertise. You will complete authority to make any changes in the sales team as you feel necessary.

In addition, your success will be based on your achievement of these sales while ensuring that total sales expenses for the company are at or below that which we have budgeted. We expect that you maintain all current controls and procedures with respect to: Slotting, Trade marketing, and Salaries and Wages with in the sales department.

The position does not require that you move to Seattle however you will be expected to travel to Seattle on a regular basis. Total travel is expected at a minimum of 2.5 weeks per month on the road meeting distributors, retailers and evaluating our sales team.

The areas that you will be responsible for are summarized as follows:

1.	Develop, execute and maintain a sales and marketing plans that support the overall corporate strategic plan in the all Channels and platforms.

2.	Provide direction in all strategic decisions related to sales and marketing of the company’s products.

3.	Develop and manage the overall sales and marketing budget, sales forecasts regional trade spending in all channels.

4.	Direct, support, mentor and manage the marketing team to develop programs that Increase sales and build or enhance the image of the Company and its brands.

5.	Building and a world class sales team, through developing, hiring, training and evaluation procedures. Create an environment which fosters a positive workplace environment and motivated team of employees.

6.	Ensure that the sales force solicits new distribution and new convenience and grocery retail accounts in accordance with the Company’s overall strategic plan.

7.	Evaluate existing distributors to ensure that they are meeting or exceeding the standards the Company sets for the distributor network.

8.	Build and maintain an ongoing positive relationship between distributors, retailers and the Company.

9.	Oversee the development and execution of sales programs for distributors, retailers and sales force to create focus on the brand and motivate sales force to achieve or exceed goals.

10.	Ensure that all regional/trade marketing expenses and/or slotting expenses are documented and/or pre-approved as per the Company’s Policy and Procedures.

11.	Be a major part of Jones Soda becoming one of the best consumer brands in the world.

12.	Have fun and create an environment that fosters innovation.

13.	You will report directly to the Chief Executive Officer, and with respect to any and all financial decisions for the Company you will also work closely with the company’s Chief Financial Officer.

Your compensation will be as follows:

Effective start date:	To be agreed upon as per our conversation.

Salary:	Base of $225,000 per annum

Review Period•	There will be a review after the first three months of your employment or March 31, 2007, with quarterly reviews thereafter.

Bonus:	Bonuses will be set annually. You will have an opportunity to earn a bonus of up to 100%, upon meeting agreed upon objectives and goals.

Benefits:	Medical, Dental, Vision, Rx

You will be eligible for the Company’s healthcare plan the 1st of the month following 60 days of employment.

The employee contribution is $75/month (which is subject to change after March 31, 2008) will be deducted via semi monthly payroll deductions. You will be responsible for this contribution.

The Company will gross up your income to cover your payments to the Jones Benefit plan for your dependents.

The Company will fully reimburse you for any reasonable Cobra payments until you join the Jones Soda health plan.

Gas reimbursement	Reimbursement of actual gas expenses for business use of automobile.

Laptop/Cell phone	Jones Soda will provide you with a laptop, cell phone and blackberry for business use upon starting your employment.

Home office expenses	The Company will provide for reasonable home office expenses, such as, stationary, etc for business use and activities.

Retirement	You will be eligible for the Company’s 401(k) plan after 90 days of employment.

Car Allowance:	$750.00 per month.

Stock Options:	The Company will recommend to the Board to grant you 40,000 stock options 30 days after your start date. In addition, the Company will grant you $300,000 (or approximately 15,000) of restricted shares, provided the shareholders of Jones Soda approve the employee restricted stock plan at our May 2007 Annual meeting. If the restricted stock grant is not approved by the shareholders, you will be granted an additional 40,000 stock options shortly thereafter.
You will receive up to 80,000 stock options and or an equivalent number of stock grants annually set within
30 days of the anniversary date of your employment with the Company or in accordance with the options policy set by the Board of Directors of Jones Soda.

Vacation:	4 weeks per annum

Severance:	The Company will offer you six (6) months severance. This severance will be effective 90 (ninety) days after your start date. The severance will be effective if;

a)      there is a change in control and more than 40% of the outstanding shares of the company are acquired by an acquiring company and your employment is terminated within nine months after the acquisition.

b) Your employment is terminated at any time without cause. No severance will be provided if you are terminated for cause. Cause is defined as;

(i) conviction of any felony or of a misdemeanor;

(ii) breach of Jones Soda’s Code of Ethics or Insider Trading Policy or Jones Regulation FD policies, as now in effect or as modified in the future;

(iii) theft or embezzlement from Jones Soda; or

(vi) attempt to obstruct or failure to cooperate with any investigation authorized by Jones Soda or any governmental or self-regulatory entity.

Your severance payment under a) and b) will be payable once all the appropriate releases have been signed and completed.

You will be required, as a condition of your employment with Jones Soda Co., to sign the company’s Confidentiality Agreement. By signing this letter, you represent that you are under no contractual commitments inconsistent with your obligations to Jones Soda Co.

If you have any questions on the above, please give me a call at your convenience. If you are in agreement with the above, please confirm below.

Sincerely,

Jones Soda Co.

/s/ Hassan N. Natha
CFO

Confirmed and agreed:

	Per:	/s/ Peter Burns

Finance Approval

CFO:	Date:
/s/ Hassan N. Natha	4/3/07